W.W. GRAINGER, INC. 2015 INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE OCTOBER 31, 2018)
Article 1Establishment, Purpose, and Duration
1.1    Establishment. W.W. Grainger, Inc., an Illinois corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the W.W. Grainger, Inc. 2015 Incentive Plan, as amended and restated effective October 31, 2018 (hereinafter referred to as the “Plan”), as set forth in this document.
This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Other Stock-Based Awards, and Cash-Based Awards.
This Plan became effective upon shareholder approval on April 29, 2015 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
1.2    Purpose of this Plan. The purpose of this Plan is to attract and retain highly qualified Employees and Directors to advance the interests of the Company by giving Employees and Directors a stake in the Company’s future growth and success, to strengthen the alignment of interests of Employees and Directors with those of the Company’s shareholders through the ownership of Shares, and to provide additional incentives for Employees and Directors to maximize the long-term success of the Company’s business.
1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
1.4    No More Grants Under Prior Plans. After the Effective Date, no more grants of awards will be made under the Prior Plans.
Article 2    Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” shall mean any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise.
2.2    “Alternative Award” has the meaning set forth in Section 18.1.
2.3    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.
2.4    “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.
2.5    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non- paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by the Participant.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.8    “Cause” means, unless otherwise defined in an agreement between the Participant, who is not a Nonemployee Director, and the Company, the occurrence of any one or more of the following actions or failures to act as determined by the Board in its reasonable judgment and in good faith:

(i)
embezzlement, fraud, or theft with respect to the property of the Company, an Affiliate or Subsidiary or a conviction for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company, an Affiliate or Subsidiary;

(ii)	habitual neglect in the performance of the Participant’s significant duties (other than on account of incapacity due to physical or mental illness or Disability);

(iii)
a demonstrably deliberate act or failure to act, including a violation of the rules or policies of the Company, an Affiliate or Subsidiary, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company, an Affiliate or Subsidiary; provided, however, that, unless such an act or failure to act was done by Participant in bad faith or without a reasonable belief that Participant’s act or failure to act, as the case may be, was in the best interest of the Company, an Affiliate or Subsidiary or was required by applicable law, such act or failure to act shall not constitute Cause if, within twenty (20) days after the Company, an Affiliate or Subsidiary gives Participant written notice of such act or failure to act that specifically refers to this Section, Participant cures such act or failure to act to the fullest extent that is curable;

By determination of the Committee or its designated agent, the Company, an Affiliate or Subsidiary may suspend Participant from his/her duties for a period of up to thirty (30) days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Participant for Cause.
2.9    “Cash-Based Award” means an Award granted to a Participant as described in Article 10.
2.10    “Change in Control” means any one or more of the following events:

(i)	the consummation of:

(a)
any merger, reorganization, or consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of the Company’s common stock and securities of the Company entitled to vote generally in the election of Directors (“Voting Securities”) immediately before such merger, reorganization, or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of at least sixty percent (60%) of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities (“Voting Power”) of the corporation or other Person surviving or resulting from such merger, reorganization, or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization, or consolidation, of the then-outstanding common stock and Voting Power of the Company;

(b)
the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least sixty percent (60%) of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of common stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

(ii)	approval by the shareholders of the Company of a liquidation or dissolution of the Company; or

(iii)
the following individuals cease for any reason to constitute a majority of the Directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any subsequently appointed or elected Director of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Company’s Directors then in office whose appointment, election, or nomination for election was previously so approved or recommended or who were Directors on the Effective Date; or

(iv)
the acquisition or holding by any person, entity, or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by any Exempt Person, the Company, any Subsidiary, any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (as such term is used in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of either the Company’s then- outstanding common stock or Voting Power; provided that:

(a)
no such person, entity, or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;

(b)
no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to such acquisition, such person, entity, or group has beneficial ownership of less than thirty percent (30%) of the then-outstanding common stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the Directors described in paragraph (iii) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

(c)
no Change in Control shall be deemed to have occurred solely by reason of any such acquisition or holding in connection with any merger, reorganization, or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (i)(a) above.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to any Participant if (x) the event which otherwise would be a Change in Control (or the transaction which resulted in such event) was initiated by such Participant, or was discussed by him with any third party, in either case without the approval of the Board with respect to such Participant’s initiation or discussion, as applicable, or (y) such Participant is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom such Participant has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, such Participant has an equity interest (or a right to acquire such equity interest) in the resulting entity.

2.11    “Change in Control Price” means the price per share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.
2.12    “Change in Control Protection Period” means, unless otherwise defined in an agreement between the Participant and the Company, a period of twelve (12) months following the occurrence of a Change in Control.
2.13    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provisions.
2.14    “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
2.15    “Company” means W.W. Grainger, Inc., an Illinois corporation, and any successor thereto as provided in Article 21 herein.
2.16    “Covered Employee” means any key salaried Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, or any successor statute, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.17    “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 12.
2.18    “Director” means any individual who is a member of the Board of Directors of the Company.
2.19    “Disability” means the absence of Participant from Participant’s duties with the Company, an Affiliate or Subsidiary on a full-time basis for a period of time equal to the waiting period under a long-term disability plan of the Company, an Affiliate or Subsidiary that is applicable to Participant, or, if no long-term disability plan is applicable, for more than one hundred eighty (180) days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld or delayed).
2.20    “Dividend Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per- Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.
2.21    “Effective Date” has the meaning set forth in Section 1.1.
2.22    “Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.23    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.24    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the date of grant of an Award. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the FMV shall be the price at which the Shares are sold by the broker.
2.25    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.
2.26    “Full Value Award” means an Award other than in the form of a NQSO, ISO, or SAR, and which is settled by the issuance of Shares.
2.27    “Good Reason” means, unless otherwise defined in an agreement between the Participant, who is not a Nonemployee Director, and the Company, any one or more of the following:

(i)
any material reduction by the Company in the base salary, annual bonus opportunity, or long-term incentive opportunity provided to Participant, or any material reduction by the Company of the aggregate benefits (other than base salary, annual bonus opportunity, or long-term incentive opportunity) provided to Participant; or

(ii)	any requirement that Participant be based at any office or location more than fifty (50) miles from the location he/she was based at immediately prior to the Change in Control.
2.28    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
2.29    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.
2.30    “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
2.31    “Involuntary Termination of Employment/Service” means: (i) if the Participant is an Employee, the Participant’s employment shall be terminated by the Company, other than for Cause, death, Disability, or by the Participant for Good Reason, and (ii) if the Participant is a Nonemployee Director, the Participant’s service to the Company terminates following a Change in Control not due to a voluntary termination of service (for example, termination of service due to resignation or the Nonemployee Director’s decision not to stand for re-election).
2.32    “New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.
2.33    “Nonemployee Director” means a Director who is not an Employee.

2.34    “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.
2.35    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.36    “Option” means an ISO or an NQSO, as described in Article 6, and that is not a reload option, which may not be granted under this Plan.
2.37    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.38    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
2.39    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.40    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for certain performance- based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
2.41    “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
2.42    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.43    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.
2.44    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.
2.45    “Period of Restriction” means the period when Restricted Stock, Restricted Stock Units or Other Stock- Based Award are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.
2.46    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.47    “Plan” means the W.W. Grainger, Inc. 2015 Incentive Plan, as amended and restated effective October 31, 2018.
2.48    “Plan Year” means the calendar year.
2.49    “Pre-Tax Earnings” means earnings before income taxes.

2.50    “Prior Plans” means the Company’s 1990 Long Term Stock Incentive Plan, as amended April 28, 2004, 2001 Long Term Stock Incentive Plan, as amended April 28, 2004, 2005 Incentive Plan, as amended July 26, 2006, and 2010 Incentive Plan.
2.51    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
2.52    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.
2.53    “Share” means a share of common stock of the Company.
2.54    “Share Authorization” has the meaning set forth in Section 4.1(a).
2.55    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.
2.56    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
2.57    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled).
Article 3    Administration
3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may consult with attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to conclusively interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, and, subject to Article 19, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.
3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number and type of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4    Shares Subject to this Plan and Maximum Awards
4.1    Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i)	three million (3,000,000), plus

(ii)
Any Shares subject to outstanding awards under the Prior Plans as of the Effective Date (such Shares numbering approximately 4.3 million as of such date) that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b)	Limit on Full Value Awards. No more than one million (1,000,000) Shares of the Share Authorization may be granted as Full Value Awards.

(c)
Nonemployee Director Limits. Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the maximum number of shares that may be granted to Nonemployee Directors shall be two hundred fifty thousand (250,000) Shares, and no Nonemployee Director may receive Awards subject to more than ten thousand (10,000) Shares in any Plan Year.

(d)
Minimum Vesting of Awards. Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4.1(a), any Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Awards which vest upon the attainment of performance goals shall provide for a Performance Period of at least twelve (12) months. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability, retirement, or a Change in Control.

(e)	Incentive Stock Option Limit. The maximum number of Shares of the Share Authorization that may be issued pursuant to Incentive Stock Options under this Plan shall be three million (3,000,000) Shares.
4.2    Share Usage. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan; additionally, Shares related to an Award of Restricted Stock that are forfeited shall again be available for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Furthermore, any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
4.3    Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)
Options/SARs. The maximum aggregate number of Shares subject to Options granted or shares subject to Stock Appreciation Rights granted in any one (1) Plan Year to any one (1) Participant shall be six hundred thousand (600,000).

(b)
Restricted Stock or Restricted Stock Units. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one (1) Plan Year to any one (1) Participant shall be two hundred thousand (200,000).

(c)
Performance Shares or Performance Units. The maximum aggregate Award of Performance Shares or Performance Units that a Participant may receive in any one (1) Plan Year shall be two hundred thousand (200,000) Shares, or equal to the value of two hundred thousand (200,000) Shares determined as of the date of vesting or payout, as applicable.

(d)
Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash- Based Awards to any one (1) Participant in any one (1) Plan Year may not exceed six million dollars ($6,000,000),

(e)
Covered Employee Annual Incentive Award. The maximum aggregate amount awarded or credited in any one (1) Plan Year with respect to a Covered Employee Annual Incentive Award shall be determined in accordance with Article 12.

(f)
Other Stock-Based Awards. The maximum aggregate grant with respect to other Stock-Based Awards pursuant to Section 10.2 in any one (1) Plan Year to any one (1) Participant shall be two hundred thousand (200,000).

4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, special cash dividend, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall appropriately and equitably substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.
The Committee shall also make appropriate and equitable adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 19, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.
Article 5    Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.
Article 6    Stock Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company, its Affiliates and/or its Subsidiaries (as permitted under Code Section 422).
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO.
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant.
6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.6    Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market; (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9    Transferability of Options.

(a)
Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

(b)
Nonqualified Stock Options. Under no circumstances may a Participant transfer an NQSO to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.
Article 7    Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.
Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.3    Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.
7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
7.6    Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.7    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
7.8    Transferability of SARs. Under no circumstances may a Participant transfer an SAR to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
7.9    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.
Article 8    Restricted Stock and Restricted Stock Units
8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in this Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.
8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
8.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9    Performance Shares/Performance Units
9.1    Grant of Performance Shares/Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.
9.2    Value of Performance Shares/Performance Units. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share as of the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares/Performance Units that will be paid out to the Participant.
9.3    Earning of Performance Shares/Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/ Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
9.4    Form and Timing of Payment of Performance Shares/Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of Shares or in cash (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares and/or Performance Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares or Performance Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
9.6    Transferability of Performance Shares/Performance Units. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his lifetime only by such Participant.
Article 10    Cash-Based Awards and Other Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
10.6    Transferability of Cash-Based and Other Stock-Based Awards. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
Article 11    Performance Measures
11.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 12) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net sales or revenue growth;

(b)	Return measures (including, but not limited to return on invested capital, assets, capital, equity, sales);

(c)	Gross profit margin;

(d)	Operating expense ratios;

(e)	Operating expense targets;

(f)	Productivity ratios;

(g)	Operating income;

(h)	Gross or operating margins;

(i)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(j)	Net earnings or net income (before or after taxes);

(k)	Earnings per share;

(l)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(m)	Working capital targets;

(n)	Capital expenditures;

(o)	Share price (including, but not limited to, growth measures and total shareholder return);

(p)	Appreciation in the fair market value or book value of a share;

(q)	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);

(r)	Total stockholder return;

(s)	Debt to equity ratio/debt levels;

(t)	Customer satisfaction/service (relative improvement);

(u)	Market share;

(v)	Employee satisfaction/engagement;

(w)	Employee retention/attrition;

(x)	Safety;

(y)	Diversity; and

(z)	Inventory control/efficiency.
Any Performance Measure(s) may be used to measure the performance of the Company, Affiliate, and/or Subsidiary as a whole or any business unit of the Company, Affiliate, and/or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.
11.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (g) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20— Extraordinary and Unusual Items and/or in Management’s Discussion and Analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
11.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
11.4    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.1.
Article 12    Covered Employee Annual Incentive Award
12.1    Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to five percent (5%) of the Company’s Pre-tax Earnings for this Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) the incentive pool percentage for any one (1) Covered Employee exceed one hundred percent (100%) of the total pool and (2) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.
12.2    Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of this Plan Year. Each Covered Employee’s incentive award shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.
Article 13    Nonemployee Director Awards
The Board or Committee shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement or in such other documents as may be developed and approved from time to time by the Board or the Committee relating to any such grant.
Effective October 31, 2018, the provisions of Section 22.21(c)(iii) of the Plan (regarding subsequent deferral elections) shall become applicable to Nonemployee Director Awards regardless of when such Awards were granted to such Nonemployee Director.
Article 14    Substitution Awards
Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate for the plan to remain consistent with Code Sections 409A, 422 and 424, in whole or in part, to the provisions of the award in substitution for which they are granted.
Article 15    Dividend Equivalent Rights
Unless otherwise provided by the Committee, Dividend Equivalent Rights shall be granted for each Full Value Award not entitled to dividends, to be credited as of dividend payment dates, during the period between the date the Full Value Award is granted and the date the Full Value Award is exercised, vests or expires. Notwithstanding the foregoing, if any Award for which Dividend Equivalent Rights has been granted has its vesting or grant dependent upon the achievement of one or more Performance Measures, then the Dividend Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Under no circumstances may Dividend Equivalent Rights be granted for any Option or SAR.
Article 16    Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
Article 17    Rights of Participants
17.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
17.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
17.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 18    Change in Control
18.1    Alternative Awards. Notwithstanding Section 18.2, no cancellation, termination, acceleration of exercisability or vesting, lapse of any Period of Restriction, or settlement or other payment shall occur with respect to any outstanding Award, if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefore (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer provided that any Alternative Award must:

(i)	if substituted for an Award based on the value of a share, be based on shares of common stock that are traded on an established U.S. securities market;

(ii)
provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms, and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)
if granted in relation to a Performance Share, Performance Unit, or other performance-based award outstanding under this Plan, be: (a) based on achieving the target performance level for such Award, and (b) a time-based vesting restricted stock or restricted stock unit having a vesting period substantially equivalent to the applicable remaining Performance Period for such Award;

(iv)	have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

(v)
have terms and conditions which provide that in the event that the Participant suffers an Involuntary Termination of Employment/Service or terminates for Good Reason during the Change in Control Protection Period any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.

18.2    Accelerated Vesting and Payment.

(a)
In General. Unless the Committee otherwise determines in the manner set forth in Section 18.1, upon the occurrence of a Change in Control, (i) all Options and SARs shall become exercisable, (ii) the Period of Restriction on all Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) Shares underlying Awards of Restricted Stock Units, and Other Stock-Based Awards shall be issued to each Participant then holding such Award immediately prior to such Change in Control or, (iv) at the discretion of the Committee (as constituted immediately prior to the Change in Control) each such Option, SAR, Restricted Stock Unit, and/or Other Stock-Based Award shall be cancelled in exchange for an amount equal to the product of (A)(i) in the case of Options and SARs, the excess, if any, of the product of the Change in Control Price over the Option Price or Grant Price for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of Shares covered by such Award, less any amount per Award to be paid by the Participant or by which the amount ultimately to be paid to the Participant is reduced. Notwithstanding the foregoing, the Committee may, but need not, in its sole and absolute discretion, determine that the value for Options and SARs for purposes of the prior subsection (iv) may be determined using a stock pricing model, such as the Black-Scholes-Merton model, instead of as the difference between the Change in Control Price and the Option Price or Grant Price.

(b)
Performance Shares and Performance Units. Unless the Committee otherwise determines at the time of grant of Performance Shares or Performance Units, in the event of a Change in Control, (A) any Performance Period in progress at the time of the Change in Control for which Performance Shares, or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control and (B) all Participants granted such Awards shall be deemed to have the target award opportunity with respect to such Award for the Performance Period in question. Any Performance Shares and Performance Units for which the applicable performance objectives have not been deemed achieved shall be forfeited and cancelled as of the date of such Change in Control.

(c)
Timing of Payments. Payment of any amounts calculated in accordance with Sections 18.2(a) and (b) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of one (1) share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

Article 19    Amendment, Modification, Suspension, and Termination
19.1    Amendment, Modification, Suspension, and Termination. Subject to Sections 19.3 and 19.5, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Exchange Act, the Code, and, if applicable, the New York Stock Exchange Listed Company Manual rules.
19.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the goals included in, Awards in recognition of unusual or nonrecurring events (it being understood that the events described in Section 4.4 shall result in mandatory adjustment) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
19.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 19.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
19.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A).
19.5    Repricing Prohibition. Except to the extent (i) approved in advance by stockholders or (ii) provided in Section 4.4, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Option Price or the Grant Price of any outstanding Option or Stock Appreciation Right or to grant any new Award, or make any cash payment in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted when the Option Price or Grant Price is more than the then-current Fair Market Value of a Share.
Article 20    Withholding
20.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
20.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, if offered by the Company, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined no greater than the maximum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 21    Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 22    General Provisions
22.1    Forfeiture Events.

(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c)	Awards granted under this Plan shall also be subject to the Company’s clawback policy as in effect from time to time.
22.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
22.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
22.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
22.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
22.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
22.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees and/or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and/or Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
22.10    Uncertificated Shares. To the extent this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be accomplished on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
22.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Affiliates, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Affiliates, and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, an Affiliate, or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, an Affiliate, or a Subsidiary, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
22.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
22.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s or Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
22.14    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
22.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.
22.16    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Illinois excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Illinois to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
22.17    Effect of Disposition of Facility or Operating Unit. In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards; and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.
22.18    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting to a website maintained by the Company or a third party under contract with the Company) all document relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.
22.19    No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

22.20    Indemnification. Subject to requirements of Illinois law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
22.21    Compliance with Code Section 409A.

(a)
In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code (“Code Section 409A”). Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Code Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Code Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

(b)
Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Restricted Stock Units are permitted under this Plan.

(c)
Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i)
Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(ii)
Initial Deferral Elections. For Awards of Restricted Stock Units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Code Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Code Section 409A and Treas. Reg. Section 1.409A-2.

(iii)
Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Code Section 409A to be re-deferred pursuant to Treas. Reg. 1.409A-2(b), then the following conditions must be met: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(iv)
Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement or other applicable document, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.

(v)
Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(vi)
Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, if the Participant becomes disabled, upon the Participant’s death, upon a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(vii)
Payments upon a Change in Control. Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Code Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.

(viii)
Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Code Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A) shall be made on the date that is six months after the date of Participant’s separation from service or, if earlier, the Participant’s date of death.

(d)
Deferrals to Preserve Deductibility under Code Section 162(m). The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO as a result of Code Section 162(m), in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company and/or Subsidiary anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).

(e)
Determining “Controlled Group.” In order to determine for purposes of Code Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Code Section 414(b) (or by a member of a group of trades or businesses under common control with the Company under Code Section 414(c)) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Code Section 409A:

(i)
In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Code Section 414(b), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3);

(ii)
In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Code Section 414(c), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2; and

(iii)
Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. 1.409A-1(b)(5)(iii)(E)(1), then the language “at least 50 percent” in clauses (i) and (ii) immediately above shall instead be “at least 20 percent.”